Supplement dated July 27, 2005 to Prospectus Supplement dated May 23, 2005 (To Prospectus dated April 22, 2005)

$1,979,000,000 (Approximate)

Asset-Backed Pass-Through Certificates,

Series 2005-R4

Ameriquest Mortgage Securities Inc.

Depositor

Ameriquest Mortgage Company

Seller and Master Servicer

The risk factor titled “Regulatory Matters Concerning the Seller” on page S-25 is replaced in its entirety with the following:

Regulatory Matters Concerning the Seller

Representatives of the financial regulatory agencies and/or attorney general's offices of thirty states (the “States”) have raised concerns relating to the lending policies of Ameriquest Mortgage Company and its retail lending affiliates, Bedford Home Loans, Inc., and Town & Country Credit Corp. (collectively, the “Affiliates”) for the appropriateness of discount points charged prior to February 2003; the accuracy of appraisal valuations; stated income loans and oral statements to borrowers relating to loan terms and disclosures. Based on extensive discussions with the States, ACC Capital Holdings Corporation (“ACCCHC”), the parent of the Affiliates, has recorded a provision of $325 million in its financial statements representing its best estimate of the ultimate financial liability. Recording this provision causes a default under specific provisions of two lender agreements (and if not cured, a default under the cross-default provision of all agreements with its lenders), however, ACCCHC has obtained a waiver of such provisions from the lenders.

The definition of “Sequential Trigger Event” on page S-80 is replaced in its entirety with the following:

A “Sequential Trigger Event” is in effect if (i) the aggregate amount of Realized Losses incurred since the Cut-off Date through the last day of the related Due Period (after giving effect to scheduled payments received or advanced on or before the related Determination Date and principal prepayments received during the related Prepayment Period) divided by the sum of the aggregate principal balance of the Initial Mortgage Loans as of the Cut-off Date and the Original Pre-Funded Amounts exceeds (x) on any Distribution Date before the 25th Distribution Date 0.65%, or (y) on any Distribution Date from and including the 25th Distribution Date through and including the 36th Distribution Date, 1.25%, or (ii) after the 36th Distribution Date, a Trigger Event is in effect.

Citigroup	JPMorgan

(Joint Lead Managers and Book Runners)

BNP Paribas	Goldman, Sachs & Co.

(Co-Managers)